Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) IS THE TYPE THAT SAFE-T GROUP LTD. TREATS AS PRIVATE OR CONFIDENTIAL. OMISSIONS ARE DENOTED IN BRACKETS THROUGHOUT THIS EXHIBIT.

AGREEMENT

This Agreement (the “Agreement”) is made and entered into on August 8, 2022, by and between Safe-T Group Ltd., an Israeli corporation, having it principal place of business at 8 Abba Evan Ave., Herzliya 4672526, Israel (“Company”), and ORB Spring Ltd., an Israeli corporation, having it principal place of business at 47 King David Blvd., Tel-Aviv 6423715 Israel (“Partner”). Each of the Company and Partner may also hereinafter be referred to as a “Party”, or collectively as the “Parties”.

RECITALS

WHEREAS, Partner seeks to expand its investment portfolio into commerce marketing by extending financing to support the generation of revenue from the sale of certain commerce marketing products;

WHEREAS, Company, through its wholly owned subsidiary, CyberKick Ltd. (“Subsidiary”), seeks to monetize such financing for certain operating expenses and costs in connection with acquisition of customers for certain of its commerce marketing Products (as defined herein), and

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, each of Partner and Company, intending to be legally bound, hereby agrees as follow:

AGREEMENTS

1.	Facility.

1.1.	Subject to the terms and conditions set forth herein, Partner agrees to extend to the Company an aggregate amount of up to $4,000,000.00 (the “Facility”) only to finance certain operating expenses and costs in connection with acquisition of customers and thus facilitate a transaction or series of transactions whereby the Subsidiary sells new subscriptions of its products and/or services (the “Product/s”) to third parties customers (the “Customer/s”), resulting in revenues to the Subsidiary (the “Customer Acquisition”). As of date hereof and up to the End Date (as defined in Section 1.2 below) the Company shall inform the Partner in writing, upon the Partner’s request, on the Customer Acquisition effected through tools and channels which has not been used for such purpose up to the date hereof. When used herein, the term “Product” is limited only to the products listed in Schedule 1 attached hereto, which list may be updated from time to time by mutual written agreement between the Parties, including with respect to the terms of Net Eligible Revenue (as defined herein) share for such products that may be added from time to time.

1.2.	The Facility shall be made available to the Company in tranches over a period ending on July 15, 2023 (the “End Date”), in accordance with the timetable and in amounts set forth in Schedule 1.2 attached hereto and subject to Section 1.4 below (each, a “Tranche”). The Company shall repay the Facility to the Partner subject to and in accordance with the provisions of Section 2 below.

1.3.	Except of the first two Tranches, for each of the Tranches, the Company may elect, at its sole discretion and based on the Company’s requirements, to draw less than the amount designated for such Tranche, and defer the unused balance to the next Tranches, provided that in no event the unused balance aggregates to $[**] or more. Upon the date on which the unused balance exceeds $[**] or, unless the Parties agree in writing to extend the term of the Facility beyond the End Date, upon the End Date, any unused balance which is not deferred pursuant to the provision above, shall be deemed as unused and irrevocably waived by the Company and the Partner shall have no obligation to provide the waived amount to the Company, and the Company shall have no obligations toward the Partner in connection with such waived amount. At least 10 business days in advance of the due date for payment of each Tranche, the Company shall deliver to Partner a written notice confirming the actual amount it wishes to draw, which amount shall not exceed the amount designated for such Tranche except to the extent that unused balance from previous Tranche is deferred to the following Tranche(s) as set forth herein. Following receipt of such notice and subject to transfer of such amount by Partner, the respective payment by Partner shall be deemed as the “Actual Tranche” and in aggregate all Actual Tranches shall be deemed the “Principal Facility”.

1.4.	Notwithstanding any other provision of this Agreement, including the Tranches timetable set forth in Schedule 1.2, the Partner shall have the right, at its sole discretion, to unilaterally rescind the remaining balance of the Facility if on February 15, 2023 the aggregate payment amounts, due and payable to the Partner by that date in accordance with Section 2 below with respect to the first two Actual Tranches (assuming each of them is in amount set forth in Schedule 1.2), whether actually received or yet received by the Partner from the Company, fall short of $[**] (“Milestone”). In the event the Milestone is not met, the Partner shall notify the Company in writing not later than February 20, 2023 on its decision whether to rescind or provide the remaining balance of the Facility.

2.	Facility Return.

The Company shall pay the Principal Facility and additional payments to the Partner, out of Net Eligible Revenues (as defined in Section 2.4 below) as follows:

2.1.	Unless an Actual Tranche is repaid in full, the Partner shall be entitled to all of the Net Eligible Revenues generated or pro rata share thereof, in accordance with the provisions of Section 2.2 below. Once an Actual Tranche has been repaid in full and until the date set forth in Schedule 1.2 for each such Actual Tranche, Company shall pay Partner an amount equal to 50% of Net Eligible Revenues received with respect to such Actual Tranche (or less, subject to and in accordance with the provisions of Section 2.2) and retain the remainder of such Net Eligible Revenues. Upon reaching such lapse date with respect to the last Actual Tranche, the Company’s obligation to make any further payments to Partner shall terminate, and thereafter, Company shall retain 100% of all revenues, including the Net Eligible Revenue.

2.2.	The repayment amount due by Company to Partner and all other measurements herein shall be calculated separately with respect to each Actual Tranche, and shall be repaid out of the Net Eligible Revenues (as defined below) generated by those Customers acquired utilizing amounts equal to such Actual Tranche or Actual Tranches, as set forth in Schedule 1.2; provided that if any additional budget, other than the Principal Facility, is utilized for acquisition of the Customers during the term of this Agreement, the Net Eligible Revenues assigned for payments to the Partner hereunder shall be calculated on pro rata basis. [**]

2.3.	Notwithstanding any other provision herein, on the date set forth in Schedule 1.2 for each Actual Tranche (each “Measure Date”), the total repayment due to Partner shall constitute at least 100% of the respective Actual Tranche. If on each respective Measure Date, the aggregate Net Eligible Revenue (from the respective Customers) repayments paid by the Company and received by the Partner are less than the respective Actual Tranche, then Company shall complete payment to Partner by paying the balance between the aggregate Net Eligible Revenue paid to Partner and such Actual Tranche, within ten (10) business days following the respective Measure Date. The Company may elect, at its sole discretion, to pay any such difference to Partner in cash or by issuance of ordinary shares of the Company to Mr. Barak Avitbul, the controlling shareholder of the Partner, at a per share price equal to the average price of the Company’s shares on Tel Aviv Stock Exchange Ltd. (the “TASE”) for the thirty (30) trading days immediately prior to a Measure Date, which issuance shall be subject to receiving TASE approval for listing of such ordinary shares for trade on the TASE (the “TASE Approval”).

2.4.	Net Eligible Revenues. For the purpose of this Agreement, “Net Eligible Revenues” shall mean revenues generated by and received from subscriptions for the Products by Customers that were purchased using amounts equal to each Actual Tranche during the periods set forth in Schedule 1.2, minus direct costs associated with agents’ commissions and/or other payments to third parties in connection with such revenues.

2.5.	Payment and Reporting. The Net Eligible Revenue shall be calculated on a monthly basis, commencing the end of the last day of each month following each Actual Tranche. For each month for which Company has an obligation to make payment of Net Eligible Revenue or any part thereof, such payments shall be accompanied by a written report that specifies the Net Eligible Revenue for such month and the manner in which such Net Eligible Revenue is calculated. Company shall make respective payments to Partner within 10 business days after the end of the applicable month in which Net Eligible Revenues, from which such payments are derived, have been received.

2.6.	Right to Audit. The Partner and its representatives shall have the right to conduct an audit of the relevant books, records and accounts related to the Net Eligible Revenues during normal business hours upon giving reasonable notice of their intent to conduct such an audit, solely to verify compliance with this Agreement. In the event of such audit, the Company shall comply with the reasonable requests of the Partner and its representatives and provide access to all books, records, and accounts reasonably necessary for such audit, including [**] account records. The audit shall be conducted at Partner’s expense, unless the audit reveals that the Company has understated the applicable Net Eligible Revenues amount by more than 5%, in which event the Company shall reimburse the Partner for such expenses.

2.7.	For the avoidance of any doubt, the Parties hereby agree and acknowledge that any reference herein to acquisition of Customers by the Subsidiary, or revenues, including Net Eligible Revenues, accrued by the Subsidiary, is made solely for the purpose of calculating the amounts due and payable to the Partner hereunder and in any event no funds shall be paid by the Subsidiary to the Partner.

3.	Warrants to Purchase Company Ordinary Shares.

3.1.	The Warrants. Within 7 days following the date on which the first Tranche shall have been received by the Company (the “Date of Issuance”), the Company shall issue to Mr. Barak Avitbul, the controlling shareholder of the Partner, warrants to purchase the Company’s ordinary shares, no par value (the “Warrants” and “Ordinary Shares”, respectively), as follows: (i) a warrant to purchase up to 2,068,966 Ordinary Shares of the Company exercisable at a price per share of US$0.725 (the “Series A Warrant” and the “Series A Exercise Price”, respectively; (ii) a warrant to purchase up to 344,828 Ordinary Shares of the Company exercisable at a price per share of US$1.45 (the “Series B Warrant” and the “Series B Exercise Price”, respectively; (iii) a warrant to purchase up to 2,222,222 Ordinary Shares of the Company exercisable at a price per share of US$0.675 (the “Series C Warrant” and the “Series C Exercise Price”, respectively); and (iv) a warrant to purchase up to 370,370 Ordinary Shares of the Company exercisable at a price per share of US$1.35 (the “Series D Warrant” and the “Series D Exercise Price”, respectively). None of the Warrants shall be transferrable, save to transfer to (i) the Permitted Transferees and (ii) transfer to any third party or parties (the “Third Parties”) of such amount of Warrants which constitutes up to 1,251,597 Warrants (25% of the Warrants issued to the Holder under the Agreement). For the purposes hereof “Permitted Transferees” shall mean any of (a) Barak’s spouse, children, parents or siblings (including any test; (b) trust created by Barak for the primary benefit of one or more of (i) Barak, (ii) Barak’s spouse, and (iii) Barak’s children, parents or siblings; (c) any legal entity controlled by Barak. For the purposes hereof, Permitted Transferees and Third Parties, shall collectively be referred to as “Transferees”.

3.2.	The Warrants shall vest and be exercisable as follows:

3.2.1.	50% of Series A and Series B Warrants shall be fully vested and immediately exercisable as of the Date of Issuance and prior to the expiration of three (3) years following the Date of Issuance, subject to Section 3.3 below;

3.2.2.	50% of Series A and Series B Warrants shall vest on December 1, 2022 (the “First Vesting Date”) and be exercisable as of the First Vesting Date and prior to the expiration of three (3) years following the Date of Issuance, subject to Section 3.3 below; provided, however, that the Warrants under this Section 3.2.2 shall expire on the First Vesting Date in the event the Partner fails to provide the second Tranche in the amount and prior to or upon the date set forth in Schedule 1.2;

3.2.3.	50% of Series C and Series D Warrants shall vest on March 1, 2023 (the “Second Vesting Date”) and be exercisable as of the Second Vesting Date and for three (3) years thereafter, subject to Section 3.3 below; provided, however, that the Warrants under this Section 3.2.3 shall expire on the Second Vesting Date in the event the Milestone is not met, and the Partner has notified the Company on its decision to rescind the remaining balance of the Facility;

3.2.4.	50% of Series C and Series D Warrants shall vest on September 1, 2023 (the “Third Vesting Date”) and be exercisable as of the Third Vesting Date and for three (3) years thereafter, subject to Section 3.3 below; provided, however, that the Warrants under this Section 3.2.4 shall expire on the Third Vesting Date in the event the Milestone is not met, and the Partner has notified the Company on its decision to rescind the remaining balance of the Facility; and further provided, that the Warrants under this Section 3.2.4 shall expire on the Third Vesting Date pro rata to the amounts of Tranches 3-8 which shall have not been actually withdrawn by the Company. By way of illustration only, (a) if the Company, at its sole discretion, withdraws US$0.5 million out of US$2 million of Tranches 3-8 available under this Agreement, than 75% of the Warrants under this Section 3.2.4 (i.e., 37.5% of the total amount of Series C Warrants and 37.5% of the total amount of Series D Warrants) shall expire on the Third Vesting Date; and (b) if the Company, at its sole discretion, withdraws US$2 million out of US$2 million of Tranches 3-8 available under this Agreement, than none of the Warrants under this Section 3.2.4 shall expire on the Third Vesting Date.

3.3.	Mandatory Exercise of Warrants. If at any time from and after the date of issuance of the Warrants hereof, the closing price of the Company’s Ordinary Shares on the TASE (or other stock exchange or market on which the Ordinary Shares are then listed or quoted, including by means of ADSs, as defined below) equals or exceeds 1.5 (one point five) of Series A Exercise Price per share (with regard to Series A Warrants ), 1.5 (one point five) of Series B Exercise Price per share (with regard to Series B Warrants), 1.5 (one point five) of Series C Exercise Price per share (with regard to Series C Warrants) or 1.5 (one point five) of Series D Exercise Price per share (with regard to Series D Warrants) adjusted, if applicable, for the Company’s capital events, such as stock splits, etc., for three (3) consecutive trading days (the “Mandatory Exercise Measuring Period”), then the Company shall have the right to require Mr. Avitbul, and/or any of his Permitted Transferees, to exercise all or any portion of Series A Warrants, Series B Warrants, Series C Warrants or Series D Warrants, as the case may be, still unexercised (and in such event vesting of any such unexercised Warrants required to be exercised shall be accelerated and all of them shall vest immediately), for a cash exercise, as designated in the Mandatory Exercise Notice on the Mandatory Exercise Date (each as defined below) into fully paid, validly issued and nonassessable Ordinary Shares, at the Series A, Series B, Series C or Series D Exercise Price (as the case may be) (the “Mandatory Exercise”). The Company may exercise its right to require exercise under this Section 3.3 by delivering within not more than five (5) trading days following the end of such Mandatory Exercise Measuring Period a written notice thereof to Mr. Avitbul (which notice for the purposes hereof shall also be deemed a notice to his Permitted Transferees (the “Mandatory Exercise Notice” and the date that Mr. Avitbul received such notice is referred to as the “Mandatory Exercise Notice Date”). The Mandatory Exercise Notice shall be irrevocable. The Mandatory Exercise Notice shall state (i) the trading day on which the Mandatory Exercise shall occur, which shall be the second trading day following the Mandatory Exercise Notice Date (the “Mandatory Exercise Date”) and (ii) the aggregate number of Warrants which the Company has elected to be subject to such Mandatory Exercise (the “Mandatory Exercise Warrants”) pursuant to this Section 3.3. If the Mr. Avitbul or any of his Permitted Transferees then holding the Warrants, fails to provide the Company on the Mandatory Exercise Date or within five (5) business days thereafter, with the aggregate exercise price of the Mandatory Exercise Warrants or any part thereof, at the end of such period any nonpaid Mandatory Exercise Warrants shall automatically terminate and become null and void.

3.4.	The Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants shall be substantially in the forms attached hereto as Schedule 3.4A, Schedule 3.4B, Schedule 3.4C and Schedule 3.4D, respectively.

3.5.	Mr. Avitbul acknowledges and is aware that issuance of the Warrants and the listing of Ordinary Shares underlying such warrants (the “Warrant Shares”) on trade with the TASE will be subject to TASE Approval and that such Warrant Shares shall be subject to restrictions on resale set forth in Section 15C of the Israeli Securities Law and the Securities Regulations (Details Regarding Sections 15A to 15C of the Law), 2000 (collectively, the “Securities Law”). Mr. Avitbul hereby acknowledges that the Company accepts no responsibility for his compliance with lock-up period requirements. Mr. Avitbul understands and acknowledges that the Ordinary Shares (whether Warrant Shares or Ordinary Shares issued in accordance with Section 2.3 above), if and when converted into American Depositary Shares (“ADS”), or if otherwise disposed in the United States or to a U.S. person, may only be disposed of in compliance with respective U.S. state and U.S. federal securities laws.

3.6.	In connection with any transfer of ADSs other than pursuant to an effective registration statement, the Company may require Mr. Avitbul to provide to the Company an opinion of counsel selected by Mr. Avitbul and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred ADS under the Securities Act of 1933, as amended (the “Securities Act”).

3.7.	Without derogating from the provisions of Sections 3.3 and 3.4 herein, (i) within 7 days following the date hereof, the Company shall submit an application with TASE for the TASE Approval and shall use best efforts to obtain the Tase Approval as promptly as practicable; and (ii) within 60 days following the Date of Issuance of the Warrants, the Company shall file with the U.S. Securities Exchange Commission (the “SEC”) a registration statement with respect to the resale of the maximum amount ADSs that may be issuable upon the conversion of Warrant Shares and shall use best efforts to have such registration statement declared effective as promptly as practicable. The Company shall use best efforts to keep the registration statement continuously effective until the earlier of (i) the date after which all of the securities to be registered thereunder have been sold, or (ii) four (4) years following the Date of Issuance. Any costs arising out of or in connection with the foregoing shall be borne by the Company.

3.8.	In connection with the issuance of the Warrants, Mr. Avitbul represents that his is a non-U.S. Person as defined under Regulation S promulgated under the Securities Act. Mr. Avitbul further represents that he (i) is not receiving the Warrants for the account or benefit of any U.S. Person, (ii) is not, at the time of execution of this Agreement, and will not be, at the time of the issuance of the Company’s ADSs, in the United States, (iii) is not a “distributor” (as defined in Regulation S promulgated under the Act), (iv) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act; (v) is able, by reason of his business and financial experience, to protect his own interests in connection with the issuance of Warrants; and (vi) is able to afford the entire loss of his investment in the Warrant Shares. For the purpose of filing the registration statement pursuant to Section 3.7 above, Mr. Avitbul shall execute and deliver to the Company a certification in the form attached as Schedule 3.8 hereto.

3.9.	The Partner and Mr. Barak Avitbul shall deliver and/or procure the delivery to the Company of any information or document with respect to them and/or the transactions contemplated by this Agreement, which is required, if so required, under any applicable laws and regulations to be filed by the Company with the Israel Securities Authority, the TASE and/or the SEC.

3.10.	If and when the Warrant Shares are issued in accordance with the provisions hereof, the Company shall deliver to its registration company, and to the TASE and the Nasdaq (if required), with a copy to Mr. Avitbul, all the documents and information needed in order to deposit the Warrant Shares in the bank account(s) (which details shall be provided to the Company prior to or on the date the Warrants underlying the Warrants Shares are so exercised); if and when issued in accordance with the provisions hereof, the Warrant Shares shall be listed for trading on the TASE.

4.	Right of Participation.

4.1.	If at any time from the date of the first Actual Tranche and until such date that at least seventy percent (70%) of the Principal Facility is repaid to Partner, the Company issues securities of the Company for cash consideration (the “Equity Securities” and “Equity Financing”, respectively) then Partner and/or its assignees (meaning any person or entity that controls, is controlled by or is under common control with the Partner) shall have the right to purchase up to the Partner’s Pro Rata Share (as of the date of Equity Financing) of the securities issued in such Equity Financing, on the same terms and conditions as are offered to other purchasers in such Equity Financing. Partner’s “Pro Rata Share” of any issuance or sale of Equity Securities means, on any issuance date for Equity Securities, the number of such Equity Securities equal to the product of (i) the total number of new Equity Securities to be issued by the Company on such date and (ii) the fraction determined by dividing (x) the number of Ordinary Shares acquirable upon complete exercise of all warrants issued to Mr. Avitbul by Company hereunder (without regard to any limitations on exercise thereof) immediately prior to the closing date of the Equity Financing by (y) the total number of Ordinary Shares issued and outstanding immediately prior to such issuance plus the number of Ordinary Shares set forth in (x) above (the “Right of Participation”). The Partner may, at its sole discretion, apply the Principal Facility for purchase of the Pro Rata Share securities, on first-in first-out basis (i.e., first applying the earlier Actual Tranches for such purpose), in which event the Company’s obligations hereunder with regard to the Principal Facility amounts so applied shall terminate upon issuance of the Pro Rata Share securities.

4.2.	The Company shall notify Partner in writing by email addressed to Partner’s Representative not less than three (3) business days prior to the proposed closing date of the Equity Financing (which date shall be specified in such notice), which notice shall be accompanied by all agreements and other documents then in place to be delivered to or signed by other prospective investors in the Equity Financing, and if Partner wishes to participate in the Equity Financing, it shall so notify the Company in writing not less than one (1) business day from its receipt of the original notice of the Equity Financing, and further shall execute all Equity Financing documents as required and deliver them and the purchase price for such securities and such other items as are specified to be delivered under such documents to the Company on or prior to the Equity Financing proposed closing date (or such later date as the Company may agree in writing). Notwithstanding the foregoing, in the event that such an Equity Financing is performed as an overnight transaction, the Company shall notify Partner the same in writing as soon as reasonably practicable, and if Partner wishes to participate in the Equity Financing, it shall so notify the Company in writing within not less than two (2) hours from its receipt of the said notice. For the avoidance of doubt, it is hereby clarified that the lack of response from Partner within the time limitations prescribed in this Section 4.2 shall be deemed as Partner’s response that it does not wish to participate in such Equity Financing and waives its rights under this Section 4. Reference herein to Partner’s Representative means Mr. Barak Avitbul.

4.3.	Notwithstanding the foregoing, the Right of Participation under this Section 4 shall not apply in respect of an Equity Financing and the issuance of Equity Securities by the Company in connection with issuance of securities (i) to officers, directors, employees or consultants of the Company pursuant to any compensation agreement, plan or arrangement, (ii) upon the exercise of any options, warrants or other securities exercisable or convertible into the Company’s securities, provided such securities are issued and outstanding as of the date hereof, (iii) for consideration other than cash pursuant to a merger, consolidation, acquisition, or similar business combination approved by the Company’s board of directors or (iv) share split, share dividend or any similar recapitalization.

5.	Confidentiality and Publicity. Neither party may discuss or disclose any information, or originate any publicity, news release, or other public announcement, written or oral, whether to the public press, shareholders, or otherwise, regarding the terms and conditions of this Agreement, or the performance by either party of its obligations under this Agreement. However, the parties may discuss, disclose, or originate publicity, news releases, or other public announcements relating to information which (a) is or becomes generally available to the public other than as the result of an unauthorized disclosure by either party; (b) becomes available to either party in a manner that is not in contravention of any applicable laws from a source that is not bound by a confidential relationship with the other party; or (c) either party reasonably determines it is appropriate for disclosure under any applicable law or is required to be disclosed by any law, court order, or other legal process, including, without limitation, US and/or Israel securities laws.

6.	Irrevocable Undertaking. Upon the date hereof, the Company and Mr. Avitbul shall enter into irrevocable undertaking in the form attached as Schedule 6 hereto.

7.	Term and Termination.

7.1.	Term of Agreement. This Agreement shall commence on the Effective Date and shall be in force until all obligations of the Parties hereunder are fully satisfied, unless earlier terminated as set forth herein.

7.2.	Termination. Notwithstanding the above, this Agreement may be terminated by a Party, as follows: (a) by the Company, upon seven (7) days prior written notice, if the Partner breaches its obligations under Sections 1.1 or 1.2 hereunder, and fails to cure such breach within the notice period; (b) by the Partner upon seven (7) days prior written notice, if the Company breaches its obligation under Sections 2.12.3, 3.1 and 3.7 hereunder and fails to cure such breach within the notice period; (c) immediately upon written notice in the event that: (i) a receiver is appointed for either Party or its property; (ii) either Party makes a general assignment for the benefit of its creditors; (iii) either Party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days. The terminating Party shall be entitled to all the remedies under applicable law.

8.	Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign any of its rights or obligations under this Agreement to any individual or entity without the express written consent of the other party. Notwithstanding the foregoing, the Company may sell, transfer or assign any rights with respect to the Product (whether directly or through or by any of its subsidiaries) without securing from the assignee an acknowledgement of the obligations under this Agreement, but only subject to the following provisions: (i) within five (5) business days following the date of such assignment, the parties shall examine (a) which amount of Net Eligible Revenues was due and payable to the Partner up to the date of assignment, in accordance with the agreed forecast of revenues attached hereto as Schedule 8 (the “Planned Revenues”) and (b) which amount of Net Eligible Revenues was actually received and due by the Partner until the date of assignment (the “Actual Revenues”); (ii) the difference between the Planned Revenues and the Actual Revenues (the “Difference”) shall be allocated to the remaining future payments of the Planned Revenues (set forth in Schedule 8), pro rata to such payments, where a positive Difference shall increase such payments and a negative Difference shall decrease same (the “Adjusted Payments”); (iii) the Company, at its sole discretion, shall elect whether to pay the Partner (x) the Adjusted Payments on their respective dates set forth in Schedule 8 or (y) the aggregate outstanding Adjusted Payments, in one-time payment capitalized at the annual rate of SOFR (Secured Overnight Financing Rate) known on the assignment date plus [**]% per annum, which payment shall be made not later than ten (10) business days following the date of assignment.

9.	Entire Agreement, Headings, and Modification. This Agreement contains the entire understandings of the parties with respect to the subject matter herein and supersedes all previous agreements (oral and written), negotiations, and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications or amendments to this Agreement must be in writing and signed by both parties.

10.	Choice of Law; Jurisdiction. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Israel, exclusive of its conflicts of law provisions. All disputes, controversies, differences, or questions arising out of or relating to this Agreement, or to the validity, interpretation, breach, violation of term thereof, which is not settled amicably by the Parties, will be finally and solely determined and settled by arbitration in Israel before a single arbitrator (the “Arbitrator”), in Hebrew language, and in accordance with the Israeli Arbitration Law, 1968 (for purposes of which this Section constitutes an arbitration agreement). The identity of the Arbitrator will be agreed upon between the Parties in writing, or, in case such agreement is not reached within fifteen (15) days following the request made by any Party to the dispute, by the chairman of the Israeli Bar Association. The Arbitrator shall be bound by material law but shall not be bound by the rules of evidence or civil procedure, and shall give written reasons for any decision. The Arbitrator shall be authorized to render interim awards and partial verdicts.

11.	Waiver. The waiver by either Party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

12.	Severability. In the event a court of competent jurisdiction declares any term or provision of this Agreement to be invalid or unenforceable for any reason, this Agreement will remain in full force and effect, and either: (a) the invalid or unenforceable provision(s) will be modified to the minimum extent necessary to make such provision(s) valid and enforceable; or (b) if such a modification is not possible, this Agreement will be interpreted as if such invalid or unenforceable provision(s) were not a part of this Agreement.

13.	Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours at the place of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at their address as set forth above. Notices by email to the Company shall be addressed to the attention of the CFO, Mr. Shai Avnit - shai.avnit@safetgroup.com. Notices by email to the Partner shall be addressed to the attention of Mr. Barak Avitbul [**].

14.	Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument and will be an original of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized representatives.

Safe-T Group Ltd.	ORB Spring Ltd.

/s/ Shachar Daniel	/s/ Barak Avitbul
Shachar Daniel, Chief Executive Officer	Barak Avitbul, Chief Executive Officer

/s/ Shai Avnit
Shai Avnit, Chief Financial Officer

Agreed and acknowledged:

/s/ Barak Avitbul
Barak Avitbul

SCHEDULE 1

PRODUCTS

The following products are included for purpose of calculating Net Eligible Revenue:

Product Name	Approval Date
[**]

SCHEDULE 1.2

TRANCHES TIMETABLE

[**]

SCHEDULE 3.4A

FORM OF SERIES A WARRANT

SCHEDULE 3.4B

FORM OF SERIES B WARRANT

SCHEDULE 3.4C

FORM OF SERIES B WARRANT

SCHEDULE 3.4D

FORM OF SERIES B WARRANT

SCHEDULE 3.8

CERTIFICATION BY MR. AVITBUL

[**]

SCHEDULE 6

IRREVOCABLE UNDERTAKING

[**]

SCHEDULE 8

PLANNED REVENUES

[**]

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